Exhibit 3.105

CERTIFICATE OF FORMATION

of

VITAMIN WORLD OF GUAM LLC

1)             The name of the limited liability company is:

VITAMIN WORLD OF GUAM LLC

2)             The address of its registered office in the State of Delaware is 15 E. North Street, in the City of Dover, County of Kent. The name of the registered agent at such address is Corporate Service Bureau Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the 10th day of May, 2001.

/s/ Jody V. Crowley
Jody V. Crowley, Organizer
Authorized to sign on
behalf of the company